TRANSACT TECHNOLOGIES REPORTS FIRST QUARTER 2013 RESULTS

HAMDEN, CT – May 9, 2013 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries, today announced financial results for the three months ended March 31, 2013.  Summary results for the periods are as follows:

	Three months ended March 31,
(in $000s, except EPS)	2013	2012	% change
Net Sales	$15,057	$17,559	(14.2%)

As reported (GAAP):
Gross profit	6,433	6,778	(5.1%)
Gross margin	42.7%	38.6%	410bpts
Operating income	1,402	1,910	(26.6%)
Net income	1,160	1,208	(4.0%)
Diluted earnings per share	$0.13	$0.13	- %

Adjusted (non-GAAP):
Gross profit	6,433	6,778	(5.1%)
Operating income	1,601	1,964	(18.5%)
Net income	1,290	1,243	3.8%
Diluted earnings per share	$0.15	$0.13	15.4%

“The first quarter of 2013 was a solid quarter for our newly launched products, as their success helped us achieve gross margin of nearly 43% for the quarter, a significant improvement from the prior-year period,” said Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies.  “Our transition toward value-added and higher margin products, including our new color Printrex printers for the oil and gas exploration market, new Ithaca® 9700 food safety terminal and EPICENTRAL® Print System, is beginning to positively affect our financial results.  In addition, we recently increased our quarterly dividend by 16.7% and continued to repurchase stock in the quarter, highlighting our strong cash flow generation and our goal of returning value to shareholders.  We will continue to focus our efforts on our newly launched products as well as our EPICENTRAL® Print System software as demonstrated with our latest win with the Hippodrome Casino in London.”

Mr. Shuldman continued, “For the first quarter of 2013, our worldwide casino and gaming sales declined 28% from the prior-year period as an increase in our domestic casino and gaming sales aided by our first quarter of significant revenue contribution from EPICENTRAL® could not overcome weakness in international sales, especially in Europe.  Printrex printer sales for the first quarter of 2013 were $1.3 million, up 7% as we added revenue from our two new color oil and gas printers. While food safety, banking and POS product sales decreased 15% compared to the prior-year period, we were pleased with the increased sales of printers to McDonald’s as well as the first full quarter of sales contribution from our new Ithaca® 9700 food safety terminal. TransAct Services Group revenue increased 3% compared to the prior-year period due primarily to higher sales of spare parts, higher service sales and the first full quarter of revenue contribution from consumables for our new Printrex color printers.  And lastly, lottery sales to GTECH were $1.4 million, up 33% from the prior-year period due to the timing of orders.”

2013 Outlook

TransAct expects sales to ramp up during the remainder of 2013, especially in the second half of the year, as increased sales from the new food safety, Printrex color oil and gas products, as well as EPICENTRAL® software sales continue to build.  In addition, TransAct expects its gross margin to continue to benefit from a more favorable sales mix of these new products.

First Quarter 2013 Results

Revenue for the first quarter of 2013 was $15.1 million, a decrease of 14% compared to $17.6 million in the prior-year period.  Gross margin for the first quarter of 2013 increased to 42.7% from 38.6% in the prior-year quarter due primarily from sales of the Company’s newly launched EPICENTRAL®, Printrex and food safety products.  Operating expenses were $5.0 million, an increase of $0.2 million from the prior-year period.  Excluding non-GAAP adjustments, operating expenses were $4.8 million, consistent with the prior-year period.  The Company recorded GAAP net income of $1.2 million, or $0.13 per diluted share, in the first quarter of 2013, consistent with the prior-year period.  Excluding non-GAAP adjustments, the Company recorded adjusted net income in the first quarter of 2013 of $1.3 million, or $0.15 per diluted share.  For a reconciliation of GAAP to non-GAAP measures, please review the disclosures and tables included within this release.

Commenting on the financial results, Steven A. DeMartino, President and Chief Financial Officer of TransAct Technologies said, “We experienced a significant 410 basis point increase in our gross margin during the first quarter of 2013 as our newer, higher margin EPICENTRAL®, Printrex and food safety products began to generate material sales.  Our transition to the new value-added products is now in place and we will continue to focus our efforts during 2013 on growing sales of these new products. Finally, our balance sheet remains in great condition with a current ratio of nearly 5.0, $8.4 million in cash and cash equivalents and no debt outstanding as of March 31, 2013.”

Liquidity and Capital Resources

As of March 31, 2013, the Company had approximately $8.4 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.  During the first quarter of 2013, TransAct repurchased 88,900 shares for approximately $0.7 million (average price of $7.78 per share).  TransAct’s $15 million repurchase program allows the Company to repurchase up to $5.5 million in additional shares through May 2013.

Financial Presentation

The Company has provided adjusted non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations.  The adjusted non-GAAP measures exclude the effect in the applicable periods presented of non-GAAP adjustments contained in the tables included with this release.  These items have been excluded from adjusted non-GAAP financial measures as management does not believe that they are representative of underlying trends in the Company's performance.  Their exclusion provides investors and others with additional information to more readily assess the Company's operating results. The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Investor Conference Call / Webcast Details

TransAct will review detailed first quarter 2013 results during a conference call today at 5:00 PM EDT. The conference call-in number is 888-438-5524. A replay of the call will be available from 8:00 PM EDT on Thursday, May 9 through midnight EDT on Thursday, May 16 by telephone at 877-870-5176; passcode 2151363.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries. These industries include casino, gaming, lottery, banking, point-of-sale, food safety, hospitality, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers and products are designed from the ground up based on market specific requirements and are sold under the Ithaca®, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over 2.4 million printers installed around the world.  TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its growing worldwide installed base of printers.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in China; the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad;  risks associated with potential future acquisitions; the outcome of the lawsuit between TransAct and Avery Dennison Corporation; and other risk factors detailed from time to time in TransAct’s reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:
TransAct Technologies Incorporated
Steven DeMartino, President and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)	Three months ended March 31,
	2013	2012
Net sales	$15,057	$17,559
Cost of sales	8,624	10,781
Gross profit	6,433	6,778

Operating expenses:
Engineering, design and product development	1,012	1,213
Selling and marketing	1,786	1,601
General and administrative	2,034	2,000
Legal fees associated with lawsuit	199	-
Business consolidation and restructuring	-	54
	5,031	4,868
Operating income	1,402	1,910

Interest and other income (expense):
Interest, net	(1)	2
Other, net	37	(24)
	36	(22)

Income before income taxes	1,438	1,888
Income tax provision	278	680
Net income	$1,160	$1,208

Net income per common share:
Basic	$0.13	$0.13
Diluted	$0.13	$0.13

Shares used in per share calculation:
Basic	8,717	9,427
Diluted	8,809	9,532

SUPPLEMENTAL INFORMATION – SALES BY MARKET:
	Three months ended March 31,
	2013	2012
Food safety, banking and point of sale	$1,984	$2,336
Casino and gaming	6,740	9,411
Lottery	1,365	1,030
Printrex	1,325	1,239
TransAct services group	3,643	3,543
Total net sales	$15,057	$17,559

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
(In thousands)	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$8,449	$7,537
Accounts receivable, net	10,784	15,927
Inventories	11,220	10,321
Deferred tax assets	1,443	1,443
Other current assets	771	471
Total current assets	32,667	35,699

Fixed assets, net	3,205	3,302
Goodwill	2,621	2,621
Deferred tax assets	1,187	1,172
Intangible assets, net	2,242	2,328
Other assets	94	106
	9,349	9,529
Total assets	$42,016	$45,228

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$4,023	$6,422
Accrued liabilities	1,955	2,927
Income taxes payable	315	629
Accrued contingent consideration	136	136
Deferred revenue	315	93
Total current liabilities	6,744	10,207

Deferred revenue, net of current portion	160	168
Deferred rent, net of current portion	294	308
Accrued acquisition consideration, net of current portion	824	824
Other liabilities	376	352
	1,654	1,652
Total liabilities	8,398	11,859

Shareholders’ equity:
Common stock	109	109
Additional paid-in capital	26,268	25,940
Retained earnings	25,349	24,708
Accumulated other comprehensive loss, net of tax	(83)	(55)
Treasury stock, at cost	(18,025)	(17,333)
Total shareholders’ equity	33,618	33,369
Total liabilities and shareholders’ equity	$42,016	$45,228

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Three months ended March 31, 2013
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$5,031	$(199)	$4,832
% of net sales	33.4%		32.1%

Operating income	1,402	199	1,601
% of net sales	9.3%		10.6%

Income before income taxes	1,438	199	1,637
Income tax provision	278	69	347
Net income	1,160	130	1,290
Diluted net income per share	$0.13	$0.02	$0.15

(1)	Adjustment includes $199 of legal and other expenses related to the lawsuit with Avery Dennison Corporation, tax effected using an effective tax rate of 34.6%.

	Three months ended March 31, 2012
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$4,868	$(54)	$4,814
% of net sales	27.7%		27.4%

Operating income	1,910	54	1,964
% of net sales	10.9%		11.2%

Income before income taxes	1,888	54	1,942
Income tax provision	680	19	699
Net income	1,208	35	1,243
Diluted net income per share	$0.13	$0.00	$0.13

(2)
Adjustment includes a restructuring charge of $54 for employee termination benefits and moving expenses associated with the closing of the Printrex manufacturing facility in San Jose, CA during 2012 tax effected using an effective tax rate of 36.0%.